Exhibit 10.16
AGREEMENT FOR SYSTEM LICENSE
MANAGEMENT DATA, INC.
and
UTG, Inc.

SOFTWARE LICENSE AGREEMENT

This LICENSE AGREEMENT is made this 20th day of February, 2014, between MANAGEMENT DATA, INC., an Alabama Corporation ("CONSULTANT "), and UTG, INC. ("CUSTOMER") on the terms and conditions set forth herein.

1.	SYSTEM DESCRIPTION:
CONSULTANT hereby agrees to provide and CUSTOMER hereby agrees to accept Software described in EXHIBIT A. In the remainder of this LICENSE AGREEMENT the collective items of software described in EXHIBIT A, and all documentation, updates, changes, modifications, customizations, enhancements and new releases as may be delivered to CUSTOMER by CONSULTANT, known generally as FIMMAS, shall be referred to as SOFTWARE.

2.	PRICE, PAYMENT AND TAXES:
CUSTOMER shall pay to CONSULTANT the license fees scheduled in EXHIBIT B, and the Initial Fee outlined in Exhibit J, if any. To these amounts shall be added all applicable taxes, such as, but not limited to, federal, state, municipal or other government excise, sales, use, value added, occupational or like taxes (excluding any taxes based on CONSULTANT'S net income) now in force or enacted in the future and applicable retroactively or before payment. Such taxes are payable by the CUSTOMER unless CUSTOMER provides CONSULTANT a certificate of exemption or similar document or proceeding that exempts the CUSTOMER or this LICENSE AGREEMENT from the taxes. All amounts are due and payable on the date that this LICENSE AGREEMENT is made, as set forth above.
If the SOFTWARE does not substantially meet the CUSTOMER'S requirements as set forth in EXHIBIT C within the 120 day original warranty period for the SOFTWARE and CONSULTANT is notified by CUSTOMER within this period, the license fee set forth on EXHIBIT B, and the Subscription Service Fee set forth in Exhibit J, if any, shall be returned to CUSTOMER, less an amount, if any, equal to the then unpaid documented time and expense charges (such as, but not limited to, expenses for materials, travel, meals, lodging, computer usage, telecommunication charges, freight, postage, and all other similar expenses) of CONSULTANT that are necessary and reasonable for the effort expended by CONSULTANT. If SOFTWARE does not meet CUSTOMER'S requirements, all SOFTWARE must be returned to CONSULTANT, and all copies destroyed, prior to CUSTOMER being entitled to a return of any monies. The execution of a SUBSCRIPTION AGREEMENT between the parties will not extend this provision.

3.	TIME AND PLACE OF DELIVERY:
CONSULTANT shall deliver SOFTWARE and CUSTOMER shall accept delivery of SOFTWARE at the location set forth in EXHIBIT D.

4.	HARDWARE:
a.	CUSTOMER agrees to limit the operation of SOFTWARE to the hardware identified in EXHIBIT E. CUSTOMER may substitute other hardware for the hardware identified in EXHIBIT E, provided that it gives advance notice in writing to CONSULTANT. Such notice shall include all changes to the hardware configuration, such as, but not limited to, upgrades and additional equipment.
b.	CUSTOMER agrees to locate the SOFTWARE only at the geographical location specified in EXHIBIT D. CUSTOMER may change the location provided that CUSTOMER gives advance notice in writing to CONSULTANT of the change.
c.	The CUSTOMER assumes responsibility for, and shall pay all costs associated with, hardware procurement, installation, maintenance, and support.

5.    SOFTWARE LICENSE PROVISIONS:
a.	CONSULTANT hereby grants to the CUSTOMER a non-exclusive, non-transferable right to use one production copy of the SOFTWARE, subject to the terms and conditions of this LICENSE AGREEMENT.
b.
CUSTOMER'S use of SOFTWARE is limited to the computer installation listed in EXHIBIT E. However, CUSTOMER may use the SOFTWARE temporarily on another computer if necessary for disaster recovery, provided that upon completion of disaster recovery, and thereafter, the use of the SOFTWARE is limited as above. CUSTOMER may use the SOFTWARE on one additional computer installation to perform system tests and development in accordance with the provisions of this AGREEMENT, provided that said additional computers may not be used for any other purpose, such as, but not limited to, business applications and other applications intended to be for business use.

c.
The use of SOFTWARE is limited to CUSTOMER'S personnel and CUSTOMER'S hardware to prepare data and reports for CUSTOMER and for affiliated and related organizations. In no case shall SOFTWARE be used by unaffiliated third parties, nor may CUSTOMER use SOFTWARE to process data for unaffiliated third parties. Unaffiliated third parties are any company not in a contractual relationship with CUSTOMER for the administration of their business or for providing consulting or administrative support for CUSTOMER.  CUSTOMER may not release any portion of SOFTWARE or related documentation to third parties. This restriction shall not apply to CUSTOMER'S allowing use of the SOFTWARE by its own third party consultants, for consultation purposes related to CUSTOMER'S business only, provided that any such consultants must first execute a non-disclosure agreement in the form provided by CONSULTANT.

d.	CUSTOMER may continue to use SOFTWARE perpetually, provided that CUSTOMER complies with all its written agreements with CONSULTANT concerning the SOFTWARE.
e.	All ownership rights to SOFTWARE are retained by CONSULTANT. CUSTOMER shall have no ownership rights in said SOFTWARE. CONSULTANT warrants and represents that it owns the rights to FIMMAS software.
f.	CUSTOMER hereby acknowledges that similar software may be licensed by CONSULTANT to other customers.
g.
CUSTOMER shall not make copies of SOFTWARE except as permitted under the terms of this LICENSE AGREEMENT or for ordinary and necessary backup or archival purposes. CUSTOMER agrees to include CONSULTANT'S proprietary legend on all copies of the SOFTWARE made by CUSTOMER.

h.
The CUSTOMER acknowledges that CONSULTANT owns the rights to all copyrights, patent and trademark interests for the SOFTWARE. CUSTOMER acknowledges and represents that it has not, and will not acquire or claim, any copyright, patent or trademark interest in the SOFTWARE or any other ownership interest (including any accompanying documentation) which would result in any infringement upon the SOFTWARE owner's copyright protection. CUSTOMER may not remove from any copies of SOFTWARE any statements appearing therein concerning copyrights and proprietary rights. The CUSTOMER further agrees to take such other reasonable steps as CONSULTANT may request from time to time in order to protect CONSULTANT'S rights.

i.
With the exception of TPA Access Rights (as defined below), CUSTOMER may not sell, lease, transfer, assign, license or sublicense SOFTWARE to another party unless the purchaser agrees in writing to the terms and conditions of this LICENSE AGREEMENT and prior written permission is granted by CONSULTANT. Subject to the other provisions of this LICENSE AGREEMENT, CUSTOMER may transfer this License to any affiliate, subsidiary or successor entity provided that prior written notice is given to CONSULTANT of such transfer.

j.
Neither the Software, nor any documentation, updates, changes, modifications, customizations, enhancements and new releases may be used to engage in competition with CONSULTANT. For this purpose "to engage in competition" means entering or engaging in all or part of the business of a software consulting firm. CUSTOMER agrees not "to engage in competition" with CONSULTANT as an employer, consultant, agent, principal, partner, stockholder, or in any other capacity, or to "create competition" for CONSULTANT by transferring any portion of the SOFTWARE or modifications to an outside third party.

k.	CUSTOMER shall limit the use of the SOFTWARE to persons who have been appropriately trained.
l.
CUSTOMER acknowledges that it has received the source code for the SOFTWARE. CUSTOMER agrees that no modifications shall be made to said source code unless a fee for Source Code modification rights listed in EXHIBIT B has been paid to CONSULTANT.

m.
CONSULTANT hereby grants CUSTOMER the right to utilize SOFTWARE to support the business of any currently contracted TPA or BPO clients of CUSTOMER as of the date of this agreement.  Employees of any currently contracted client may access SOFTWARE for the purpose of reviewing information, generating reports, and conducting normal business analysis activities on their supported contracts ("TPA Access Rights").   All employees of the contracted clients will be counted as a valid user of the SOFTWARE for licensing purposes.

n.	CONSULTANT hereby grants CUSTOMER the right to add additional contracted TPA or BPO clients and support their business upon the payment of the LICENSE FEE defined in EXHIBIT B.

6.     CONTACT PERSON:
a.	CUSTOMER agrees to designate two persons to represent CUSTOMER and coordinate CUSTOMER'S activities and decisions concerning system installation and operation. The persons designated shall be listed on EXHIBIT F.
b.	CONSULTANT agrees to designate two persons to represent CONSULTANT and coordinate CONSULTANT'S activities and decisions concerning system installation and support services. The persons designated shall be listed on EXHIBIT F.

7.    ACCESS TO HARDWARE:
CUSTOMER agrees to provide CONSULTANT reasonable access to CUSTOMER'S hardware for installation of SOFTWARE and for installation of changes to correct SOFTWARE errors.

8.    PROPRIETARY RIGHTS:
a.	CONSULTANT acknowledges that certain proprietary data of the CUSTOMER may be disclosed to CONSULTANT and its employees. CONSULTANT agrees that all data not properly available in the public domain is proprietary, and will be safeguarded by CONSULTANT and its employees with the same degree of care that it accords to CONSULTANT'S own proprietary data. In particular:
1.	CONSULTANT, or any of CONSULTANT'S employees or agents shall not divulge, transfer, assign, sell, license, franchise, sublease, or otherwise convey CUSTOMER'S proprietary data in any form to a third party, person or organization except as may be specifically agreed upon in advance in writing by CUSTOMER.
2.	In the event CONSULTANT shall attempt to use or convey any portion of CUSTOMER'S proprietary data in a manner contrary to the terms of this LICENSE AGREEMENT, CUSTOMER may have the right, in addition to any other remedies available to it, to seek injunctive relief enjoining such acts.
b.	CUSTOMER acknowledges that SOFTWARE and all related documentation and information obtained from CONSULTANT are proprietary products of CONSULTANT, who retains full ownership rights. CUSTOMER agrees to safeguard these proprietary products with the same degree of care that it accords to CUSTOMER'S own proprietary data. In particular:
1.
CUSTOMER'S employees or agents shall not divulge, transfer, assign, sell, license, franchise, sublease or otherwise convey such proprietary products, or any portion thereof, whether in printed, magnetic or any other form to any third party, person, or organization except as may be specifically agreed upon in advance in writing by CONSULTANT.

2.
In the event CUSTOMER shall attempt to use or convey such proprietary products, or any duplication or modification thereof, in a manner contrary to the terms of this LICENSE AGREEMENT, CONSULTANT may have the right, in addition to any other remedies available to it, to seek injunctive relief enjoining such acts.

c.	The obligations of this Paragraph 8 shall survive the termination of this LICENSE AGREEMENT.

9.     WARRANTY AND LIMITATION OF LIABILITY:
a.	CUSTOMER acknowledges that SOFTWARE is of such complexity that it may have inherent errors. CONSULTANT stands ready to correct errors that are uncovered during operation of SOFTWARE within the warranty period which shall extend for One Hundred Twenty (120) days following the agreed date CUSTOMER goes live with business operations on the SOFTWARE. CONSULTANT warrants that the SOFTWARE shall substantially perform the functions identified on EXHIBIT C. No such failure to substantially perform shall be deemed to occur until CUSTOMER notifies CONSULTANT in writing and with as much detail as is reasonably possible of such failure.
The warranty period for SOFTWARE is limited to One Hundred Twenty (120) days following the agreed date CUSTOMER goes live with business operations on the SOFTWARE, unless extended by a SUBSCRIPTION AGREEMENT between the parties.
With respect to modifications provided under a SERVICES AGREEMENT or contained in a release sent under a SUBSCRIPTION AGREEMENT, the warranty period for such modified SOFTWARE shall remain in full force and effect during the term of such SUBSCRIPTION AGREEMENT. CUSTOMER should install and test such SOFTWARE modifications delivered by CONSULTANT as soon as possible upon receipt.
b.	This warranty shall immediately terminate if SOFTWARE is modified except by CONSULTANT, in any manner whatsoever without prior written approval from CONSULTANT, except as permitted by Paragraph 10 below. CUSTOMER is hereby given permission to create reports using the SOFTWARE.
c.	CONSULTANT'S sole obligation and liability under this warranty shall be to deliver changes to SOFTWARE regarding SOFTWARE errors which were detected by CUSTOMER during the warranty period. CONSULTANT will make every effort to correct SOFTWARE errors quickly after notice from CUSTOMER.
d.	CUSTOMER is responsible for reasonable record keeping, procedures, and controls and for notifying CONSULTANT immediately upon detection of any SOFTWARE errors.
e.	This warranty does not apply to SOFTWARE errors caused by hardware failure, by software changes not supplied by CONSULTANT, or by the installation of software besides that described in EXHIBIT A.
f.	CONSULTANT warrants that the SOFTWARE does not infringe upon or violate any patent, copyright, trade secret or any other proprietary right of any third party. In the event of a claim by any third party against CUSTOMER, CUSTOMER shall promptly notify CONSULTANT and CONSULTANT shall defend such claim, in CUSTOMER'S name, but at CONSULTANT'S expense and shall fully indemnify CUSTOMER against any loss, cost, expense or liability arising out of such claim, whether or not such claim is successful. As a full remedy for breach of this warranty, and in lieu of any damages or refund of money paid, CONSULTANT may, at its option, obtain for CUSTOMER the right to use the SOFTWARE, or modify or replace the SOFTWARE so that it constitutes software that performs the functions listed on EXHIBIT C in substantially the same manner as the SOFTWARE.
g.	CONSULTANT warrants that the SOFTWARE is Century Compliant in that it takes the turn of the century into account in any and all accounting, comparison, calculation and other formulas that use the date as part of such formula. The SOFTWARE uses the four digit year field in all its standard reports. In the event that miscalculations, improper searches, or other problems occur, based on the use of a date, and further provided that CUSTOMER'S hardware and other software properly exchanges date data with the SOFTWARE, CONSULTANT shall make needed corrections, at CONSULTANT'S sole cost, on a high priority basis.
h.	Except as specifically set forth in this Paragraph 9, CONSULTANT makes no representations or warranties, either express or implied, arising by law or otherwise, with respect to the SOFTWARE, and there are no warranties whatsoever that extend beyond the description of the SOFTWARE and any modifications to the SOFTWARE. THE CONSULTANT HEREBY DISCLAIMS ALL WARRANTIES AND CONDITIONS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL CONSULTANT HAVE ANY OBLIGATION OR LIABILITY ARISING FROM TORT, OR FROM LOSS OF REVENUE OR PROFIT, OR FOR INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES ARISING OUT OF, OR RELATED TO THE SOFTWARE OR THIS AGREEMENT, EVEN IF CONSULTANT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. CONSULTANT'S liability, if any, under any cause of action arising out of or related to the LICENSE AGREEMENT and SOFTWARE shall not exceed a refund of the License Fee and Software Subscription Service Fees paid for the SOFTWARE, less documented but then unpaid fees for services and expenses as set forth above. The foregoing restrictions, disclaimers and limitations shall apply and remain in force even in the event of a breach by CONSULTANT of a condition or fundamental term hereunder, or in the event of a breach which constitutes a fundamental breach.
i.	Any action to enforce any obligation of the CONSULTANT under this LICENSE AGREEMENT must be brought either within one (1) year of the discovery of the alleged breach or the applicable statute of limitations, whichever is shorter.
j.	The warranty shall not apply to the SOFTWARE if the SOFTWARE:
1)	is used in a manner different from the manner in which it is intended to be used, or
2)	is used in a manner different from the manner set forth in CONSULTANT'S written instructions and operating manuals, or
3)	has not been maintained in accordance with the CONSULTANT'S written instructions and operating manuals, or
4)
has been tampered with, or has been modified in any manner whatsoever, except as permitted in Paragraph 10 below. It is specifically understood by CUSTOMER that due to such tampering or modification, subsequent updates, changes, modifications, enhancements and new releases to the SOFTWARE may be rendered unusable.

k.	CONSULTANT warrants to the CUSTOMER that no SOFTWARE provided to or created for the CUSTOMER by the CONSULTANT contains or will contain any Self-Help Code (defined below).
"Self‑Help Code" means any back door, time bomb, drop dead device, or other software routine designed to disable a computer program, automatically with the passage of time, upon the failure to receive a code signal or under the positive control of a person other than the CUSTOMER. Self‑Help Code does not include software routines in the SOFTWARE, if any, designed to permit the CONSULTANT to obtain access to the CUSTOMER'S computer system(s) (e.g., remote access via modem) for purposes of maintenance or technical support.

10.    SOFTWARE MODIFICATION:
The warranty for the SOFTWARE shall not be rendered void or otherwise affected by any modifications, enhancements, migrations, alterations or attachments ("Modifications") to the SOFTWARE (i) performed by CONSULTANT'S personnel or under the CONSULTANT'S direction, or (ii) performed by the CUSTOMER following disclosure in writing of such proposed modification to CONSULTANT, and approval by the CONSULTANT, which approval shall not be unreasonably withheld as long as Modifications are made in the CUSTOMER libraries as directed by CONSULTANT. Additionally, no warranty which applies to the modules of the SOFTWARE shall be rendered void or otherwise affected by any additional computer code added to the SOFTWARE that does not change the operation of the SOFTWARE, but merely calls information; provided that the CONSULTANT shall have no responsibility for the consequence of modifications by the CUSTOMER to the SOFTWARE that are not subsequently approved by the CONSULTANT. With respect to modifications not performed nor approved by the CONSULTANT ("Unauthorized Modifications"), no warranty shall apply. Any warranty work performed by the CONSULTANT that is ultimately determined to be the result of Unauthorized Modifications, or resulting from authorized modifications which caused unintentional results, shall be at the CUSTOMER'S cost and expense.

11.	GENERAL:
a.	NOTICE - Any notice, amendment, or consent required or permitted under this Agreement shall be in writing and transmitted to the recipient by either (i) courier delivery; (ii) Federal Express or similar overnight courier delivery; or (iii) U.S. certified mail, return receipt requested, postage prepaid. All notices are to be courier delivered or mailed to the addresses and persons identified below as executing this Agreement, or to such other address as shall be furnished in writing by either party to the other. Notices or communications shall be deemed given upon the date of (a) courier or Federal Express delivery, or (b) in the case of transmittal by U.S. certified mail, return receipt requested, the date the return receipt is signed or delivery is rejected.
b.	APPLICABLE LAW - This LICENSE AGREEMENT shall be governed by the laws of the State of Alabama, without regard to its choice of law principles.
c.	RISK OF LOSS - After delivery of SOFTWARE to the CUSTOMER, the CUSTOMER shall be responsible for protecting the SOFTWARE from risk, loss, damage, or destruction. In the event of such loss, damage, or destruction, the items of the SOFTWARE so lost, damaged, or destroyed shall be replaced by CONSULTANT, if possible, at the request and the expense of the CUSTOMER, except to the extent such damage is caused by CONSULTANT.
d.	NO JOINT VENTURE - Nothing contained in this LICENSE AGREEMENT shall be construed to imply that a joint venture or partnership is created by and between the parties hereto.
e.	SOLICITATION OF EMPLOYEES - During the term of this LICENSE AGREEMENT, and for one year after its termination, neither CONSULTANT nor CUSTOMER shall directly or indirectly induce any officer, agent or employee to leave the employ of the other party, without that other party's written consent.
f.	ATTORNEY'S FEES - In the event of any litigation between the parties hereto regarding the construction of this LICENSE AGREEMENT or the obligations, duties or rights of the parties hereunder, or if suit otherwise is brought to recover damages for breach of this LICENSE AGREEMENT, or any action be brought for specific performance then, and in any of such events, each party will be responsible for paying their own expenses and attorney fees.
g.	ENTIRE AGREEMENT - This LICENSE AGREEMENT, including its attachments, exhibits and addenda, constitutes the entire agreement between CUSTOMER and CONSULTANT and supersedes and cancels any or all prior agreements or proposals, written or oral, between parties relating to the subject matter hereof. Any amendments, addenda, alterations or modifications to the terms or conditions of this LICENSE AGREEMENT shall be in writing and signed by both parties.
h.	NO PUBLICITY - Each party agrees it shall not, in connection with the performance of this LICENSE AGREEMENT or thereafter, use the other party's name in any advertising or promotional material without prior consent of the other party; however, CONSULTANT may list CUSTOMER as a client in its corporate resume. Upon termination of this Agreement, CUSTOMER shall have the right to revoke the permission granted above regarding CONSULTANT'S listing CUSTOMER as a client in its corporate resume.
i.	ARBITRATION - Any controversy or claims arising out of or relating to this LICENSE AGREEMENT or the breach thereof, except for claims based upon a personal injury, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (AAA), and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The venue of such arbitration shall be Shelby County, Alabama. The parties shall jointly and equally bear the costs and fees of the arbitration, but each party shall pay its own costs and expenses, including attorneys' fees. The arbitration shall be heard by a panel of three arbitrators, each of whom is specialized by training or experience in the subject matter of this LICENSE AGREEMENT. One arbitrator shall be appointed by each party and the third shall be appointed under the rules of the AAA. The Arbitrators shall not have the power to include punitive damages or equitable relief in any award, or to alter the terms of this LICENSE AGREEMENT.
j.	FORCE MAJEURE - Neither CUSTOMER nor CONSULTANT shall have breached this LICENSE AGREEMENT if its failure to perform its obligations is due to causes beyond its reasonable control, including, but not limited to, labor difficulties, fire, flood, or other catastrophes, acts of God, delays of others, insurrections, wars, riots, failure of transportation, communication or power supply, or mechanical difficulties with mechanical equipment.
k.	BINDING AGREEMENT - This LICENSE AGREEMENT shall be binding upon and inure to the benefit of the heirs, administrators, executors, successors and assigns of the parties hereto; provided that nothing in this LICENSE AGREEMENT shall confer any benefit upon or any right of action to any persons who are not party to this LICENSE AGREEMENT.
l.	SEVERABILITY OF PROVISIONS - If any provision of this LICENSE AGREEMENT is held invalid or otherwise unenforceable, the enforceability of the remaining provisions of the LICENSE AGREEMENT shall not be impaired thereby.
m.	RETURN OF SOURCE CODE - If this LICENSE AGREEMENT is terminated for any reason other than the dissolution of CONSULTANT, or if the CUSTOMER violates the terms of this LICENSE AGREEMENT, or if the CUSTOMER no longer uses the SOFTWARE for its business applications, the CUSTOMER shall immediately return all source code to the CONSULTANT if requested by CONSULTANT in writing.
n.	TERMINATION - This LICENSE AGREEMENT shall terminate if CUSTOMER demands a return of the license fee in accordance with the provisions of Paragraph 2. This LICENSE AGREEMENT shall also terminate if CONSULTANT determines CUSTOMER has violated CONSULTANT'S ownership rights set forth in Paragraphs 5 or 8.
o.	COUNTERPARTS - This LICENSE AGREEMENT may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute an instrument.

IN WITNESS WHEREOF, this Agreement is executed by the undersigned on the 20th  day of February, 2014.

MANAGEMENT DATA, INC.UTG, INC.
2060 OAK MOUNTAIN DRIVE SUITE 2005250 SOUTH 6TH STREET ROAD
PELHAM, ALABAMA  35124SPRINGFIELD, IL  62703
By:	/s/ Patrick D. Michael	By:	/s/ Theodore C. Miller
Title:	President	Title:	Senior Vice President
Date:	2/25/2014	Date:	2/20/2014

EXHIBIT A

SOFTWARE TO BE DELIVERED TO CUSTOMER

FIMMAS SOFTWARE MODULE DESCRIPTIONS

A.	Server Based Deliverables

Application Library	Description
FLX	FIMMAS Base System Data Dictionary
FPX
FIMMAS Base System Processes - New Business, Underwriting, Customer Service, Contract Accounting, Commission Accounting, Agent Administration, Billing, Collection, System Administration, Claims and Benefit Payments

FSI	FIMMAS Integration Link Module - Provides correspondence and printing capabilities using standard windows based word processing applications.
FFR	FIMMAS Valuation Module
MDU
FIMMAS Utilities for Analysis and Documentation. These utilities, along with APPX documentation utilities, can print detailed documentation of all the objects in the FLX, FPX, FAR, FFR, FSI, and other FIMMAS applications.

FCR	FIMMAS Credit Module
FAR	FIMMAS Agency Reporting Module
FRA	FIMMAS Reinsurance Applications Module
FGR	FIMMAS Group Module
FRP	FIMMAS Repetitive Payments Application Module
FLU	FIMMAS Application that holds System Defined Lookup Values
FDC	FIMMAS Debt Cancellation Module

B.	Desktop Based Deliverables
a.	One Visual Basic executable program to control file transfer for correspondence printing (connects the FSI module with Word Processing software).
b.	One on-line Help File.

Notes:
1.	The server based deliverables include source code and on-line help documentation.
2.	The Desktop based deliverables are Windows executable files, with source code.
3.	The media for server based and Desktop based deliverables is an FTP file delivered via the Internet or CD.
4.	The server based deliverables require APPX version 5.2 or higher. The Desktop based deliverables require Windows 2000 or higher.
5.	The server based deliverables can run on any servers / operating systems that are supported by APPX 5.2.

EXHIBIT B

SOFTWARE LICENSE FEES

The SOFTWARE license fee for the copies of the SOFTWARE to support all product types for both group and individual products including 250 concurrent authorized production Users and 2 Developers is $450,000.
The LICENSE FEE provides a perpetual corporate license for the support for all lines of business on a single server hardware configuration of CUSTOMERS business and all of the business of CUSTOMERS currently contracted TPA clients as of the effective date of this AGREEMENT.
Additional Users may be added at the rate of $2,500.00 each, and Developers may be added at the rate of $6,000.00 each.
The fee for source code modification rights is $100,000.
This fee does not cover any costs or expenses of CONSULTANT, which may be required for the installation, training, customization, or any other services requested by CUSTOMER.

The LICENSE FEE to add additional TPA or BPO clients for CUSTOMER contracted after the effective date of this AGREEMENT will be $9,000 annually payable on the anniversary of the go-live date of the new TPA or BPO client.  Terminations in the middle of a contact year will be refunded on a straight line pro-rata basis.

EXHIBIT C

BASE SYSTEM FUNCTIONALITY

Source code and compiled modules for the FIMMAS Base System, which includes the following MDI-designed capabilities for the administrative support of insurance products.

•Policy Administration	•Policy Accounting / History
•Coverage Changes / History	•Suspense Accounting
•Policy Values / Quotations	•Notes and Reminders
•Policy Loans	•Disbursement Extracts
•Withdrawals and Surrenders	•Audit History
•Fund Accumulation Processing	•Commission Processing
•Billing - Direct Bills, List Bills, Bank Draft	•Commission Statements*
•Billing Statements*	•Death Claims Register
•Customer Statements and Correspondence*	•Requirements Tracking
•Valuation and Financial Reporting	•Data Archival
•Agent Administration / Licensing	•Plan and Ratebook Rules
•System Administration Utilities	•Flexible Reporting Tools
•Database Management Utilities	•Policy Print / Cost Disclosure*
•Standard Management Information Reports*	•Client Database
•New Business / Policy Issue and Reissue	•Security Utilities

*Note:	The ability to create these outputs is included in the base system. All of these outputs typically require some modification to accommodate specific formats, content, and triggers.

EXHIBIT D

LOCATION OF CUSTOMER'S HARDWARE

The SOFTWARE will be located on a processor owned by CONSULTANT at: Birmingham, Alabama.

EXHIBIT E

CUSTOMER'S HARDWARE

FIMMAS is to be installed on virtual (Windows) application server including a SQLServer database .

EXHIBIT F

CONTACT PERSONS

Designated Customer Representatives

Primary User Contact:
Mike Borden	Vice President	217-241-6310
Name	Title	Telephone
Backup User Contact:
Kendra Lynn	Chief Administrative Officer	217-241-6347
Name	Title	Telephone
Primary Technical Contact:
Roger Bridgman	Senior Programmer Analyst	217-241-6397
Name	Title	Telephone
Backup Technical Contact:
Doug Dockter	Manager Information Technology	217-241-6317
Name	Title	Telephone

Designated Consultant Representatives

Primary Contact:
Jerome Wolter	Site Manager	205-378-1380
Name	Title	Telephone
Backup Contact:
Brad Michael	Director System Development	205-378-1380
Name	Title	Telephone